Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Compensation Plan, Non-Employee Director Equity Compensation Plan and 2017 Inducement Plan of Strongbridge Biopharma plc of our report dated March 3, 2021, with respect to the consolidated financial statements of Strongbridge Biopharma plc, included in the Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 5, 2021